Exhibit 99.1

DRAFT PRESS RELEASE

Investors/Media: The Ruth Group Nick Laudico/Jason Rando 646-536-7030/7025 nlaudico@theruthgroup.com jrando@theruthgroup.com	Contact: Symmetry Medical Inc. Andrew Miclot Senior Vice President Marketing, Sales & Business Development Investor Relations Officer 574-269-7390 ext. 1002

Symmetry Medical Acquires TNCO Inc.

- Expands Specialty Medical Instrument Offering -

Warsaw, Indiana, April 3, 2007 – Symmetry Medical Inc. (NYSE: SMA), an independent provider of products to the global orthopedic device industry and other medical markets, announced today the acquisition of TNCO Inc., a specialty medical instrument company, for $7.0 million in cash.

TNCO, based in Whitman, MA, has a 40-year history of designing and supplying precision instruments for arthroscopic, laparoscopic, sinus and other minimally invasive procedures.  TNCO’s strong intellectual product portfolio and customer relationships extend Symmetry Medical’s product offering.  TNCO reported 2006 revenues of approximately $7.5 million.

Brian Moore, President and Chief Executive Officer, stated, “This acquisition is consistent with our strategy to enhance Symmetry Medical’s product offering into medical markets beyond our existing products and provide our Total Solutions® model to an expanded customer base.  TNCO is well known in the industry for designing and producing quality engineered products for minimally invasive procedures. Its operating philosophy closely mirrors our own with its highly skilled engineering team that partners with its clients during the product development cycle and moves efficiently from concept and prototype to production.  TNCO sales are expected to benefit significantly as a result of marketing its products through the Symmetry global sales and distribution network.”

The Company expects this acquisition to be slightly accretive in 2007.

About Symmetry Medical Inc.

Symmetry Medical Inc. is an independent provider of implants and related instruments and cases to the orthopedic device industry. The Company also designs, develops and produces these products for companies in other segments of the medical device market, including dental, osteobiologic and endoscopy sectors and provides limited specialized products and services to non-healthcare markets, such as the aerospace market.

Forward Looking Statements

Statements in the press release regarding Symmetry Medical Inc.’s business, which are not historical facts, may be “forward-looking statements” that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations. Certain factors that could cause actual results to differ include: the loss of one or more customers; the development of new products or product innovations by our competitors; product liability; changes in management; changes in conditions effecting the economy, orthopedic device manufacturers or the medical device industry generally; and changes in government regulation of medical devices and third-party reimbursement practices. We refer you to the “Risk Factors” and “Forward Looking Statements” sections in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the Company’s other filings with the SEC, which are available on the SEC’s Web site at www.sec.gov.

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